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                                                                   EXHIBIT 10.51

                  [LETTERHEAD OF ALCO FINANCIAL SERVICES LLC]

                                 June 15, 1998


Mr. Gordon L. Almquist
Vice President, Chief Operating Officer
And Chief Financial Officer
ChatCom, Inc.
9600 Topanga Canyon Blvd.
Chatsworth, CA 91311

Subject:  $750,000.00 SENIOR CREDIT FACILITY

Dear Mr. Almquist:

Based upon our discussions to date and the information you have provided us, we are pleased to present the following commitment (the "Commitment") for a proposed senior credit facility by ALCO Financial Services, LLC ("Lender") in the aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) to Chatcom, Inc., a California corporation ("Applicant"). The outlined terms set forth herein is only a framework of the primary terms for the proposed transaction and does not contain all of the terms and conditions of the proposed facility, which will be based, in part, upon the results of our due diligence and such other terms and conditions which Lender, in its sole discretion, may require. Ultimately, the final form of our agreements will be set forth conclusively in legal documents signed by both parties.

     Applicant:  ChatCom, Inc., a California Corporation
     ---------

Maximum Credit:  Lender will purchase 80% of "Eligible Accounts" receivable (as
--------------
defined in the attached Summary of Standard Terms) but in an aggregate amount not to exceed $750,000 at any one time outstanding (the "Maximum Facility"), which facility shall include the advance against "Eligible Inventory" (as defined in the attached Summary of Standard Terms.) In no event shall advances against Eligible Inventory exceed the lesser of (i) 30% the cost of re-salable Eligible Inventory, or (ii) $300,000.00. The attached Summary of Standard Terms is hereby incorporated by this reference.

     Term:       One Year, renewable at Lender's option.

     Fees:
                 1. Facility Fee: 1.5% of the Maximum Facility Payable upon initial funding.
                 2. Factoring Administrative Fee: .75% per month of the daily average used on the Maximum Facility for purchase of Eligible Accounts Receivable and advances against Eligible Inventory.
                 3. Audit Fee: $750.00 per person, per day, after the initial funding at lender's discretion.
                 4. Other Fees: Applicant would pay all exchanges on checks, charges for returned items and all other bank charges as well as Lender standard wire transfer fee for each wire transfer and lock box fees.
                 5. Commitment Fee: $2,500.00 payable upon acceptance of this commitment.

     Rates:
                 Interest Rates on Purchase of Eligible Accounts Receivable and
                 --------------------------------------------------------------
Advances Against Eligible Inventory:  A floating rate equal to "Prime Rate" on
-----------------------------------
each funding date plus 7% per annum calculated daily based upon the number of days elapsed over a year comprised of 360 days, and changing each day the Prime Rate changes (the "Interest Rate"). As used herein, the term "Prime Rate" means the rate of interest per annum as published from time to time by the Wall Street Journal. The Interest Rate on each Eligible Account Receivable shall be computed against the invoice amount less 20%. The Interest Rate on Eligible Inventory shall be computed against the average daily loan balance for advances against Eligible Inventory.
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In the event Applicant's financial condition improves significantly subsequent to the date hereof, Lender agrees to review the terms herein and extend to Applicant more favorable terms as appropriate under the circumstances. Any change in terms would be at the sole discretion of Lender.

Prime rate shall mean a variable rate of interest per annum published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate published in the Wall Street Journal.

     Minimum Interest: Notwithstanding anything to the contrary contained herein, the minimum monthly interest shall be fifty percent (50%) of the Maximum Facility amount times the Interest Rate.

     Recourse on Eligible Accounts Receivable: Seventy-five (75) days after invoice/acceptance date, as selected by Lender.

     Collateral: All of Applicant's obligations to Lender under the Credit Facility would be secured by a first priority, senior, valid and perfected security interest in and lien upon essentially all of Applicant's assets now owned and all hereafter acquired, all insurance and other proceeds and all books and records relating to any of the foregoing (including any computerized records pertaining to the same). Security interest in the collateral in favor of persons other than Lender would be prohibited except as expressly permitted by Lender in writing. Lender acknowledges that it has been advised that there are existing liens on the applicants assets, including accounts receivable and inventory securing indebtedness in the amount of approximately $34,000 to Prototech, and that there are additional existing security interests secured by Applicant's inventory held by creditors of Applicants who have agreed to subordinate such security interest to the security of Lender in such collateral.

Lender acknowledges Borrower's obligation to pay 25% of its collections of foreign accounts receivable as referred to in ChatCom's Form 10-QSB for the quarter ended December 31, 1997, as amended, Note 7 "Subsequent Event - Conversion of Unsecured Debt". Any and all such receivables covered under this obligation will be ineligible unless Lender otherwise agrees. Lender further acknowledges that an advance made by Storage Computer on June 11, 1998 will be secured by the Applicant's foreign receivables.

     Guarantees: Lender will require validity indemnification guarantees from the senior management.

     Collections: All of Applicant's customers would be directed to make all payments to a lock box depository account at a bank(s) acceptable to Lender. Such payments from time to time may be deposited directly by the Applicant, due to business practice that call for on site delivery of account debtors' payments with the Lender's approval. The Lender will not unreasonably withhold said approval. Such funds shall be applied to Applicant's obligations. For the purpose of calculating interest, all proceeds received by Lender would be credited to Applicant's loan account on the fifth banking day after Lender's receipt of such payment in the lock box depository account provided that the payment instrument is honored in the ordinary course of business.

     Prepayments: Applicant may prepay the entire Credit Facility or line amount in use, in full at any time, with thirty days written notice provided that with such prepayment, Applicant pays, as liquidated damages to compensate Lender for its lost earnings on the Maximum Facility, a termination fee equal to two and one half (2 1/2) percent of the Maximum Credit Facility available to Applicant at the time of termination.

     Expenses: By acknowledgment of this commitment letter, Applicant agrees to pay on demand all reasonable costs, fees and expense incurred or to be incurred by Lender in connection with the examination, review, documentation and closing of the Maximum Credit Facility, including but not limited
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to, per diem charges of Lender's auditors, and counsel, fees and expenses of outside counsel; and all other reasonable out-of-pocket expenses relating to any of the foregoing, including, without limitation, credit insurance, lien and corporate search, filing and legal fees, estimated to be $10,000 including commitment fees. The obligations of Applicant described in this section, are independent of all other obligations of Applicant thereunder, and under the documents evidencing and/or securing the Maximum Facility, and shall survive the expiration or termination of this Commitment, and shall be payable whether or not the secured financing transaction contemplated by this letter shall close. The payment of the due diligence and documentation fee shall not limit Applicant's liability for such expenses hereunder.
     Indemnification and Limitation of Liability: By signing below Applicant agrees to indemnify Lender and their directors, officers, agents, auditors, accountants, and any consultants engaged by Lender to appraise or review the Collateral, employees, counsel and affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expense incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to any loan made or proposed to be made to Applicant in connection with the matters herein (including, but without limitation, any use made or proposed to be made by Applicant or any of its affiliates of the proceeds of such loan(s), but excluding any such losses, liabilities, claims, damages or expense incurred by reason of the gross negligence or willful misconduct of the indemnitee), including, without limitation, amounts paid in settlement, court costs and fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings. Applicant agrees that in any such action, the only damages that can be sought are those that are direct and reasonably feasible as the probable result of any breach of this agreement and any right in indirect, special or punitive damages or lost anticipated profits is hereby waived. Applicant agrees to use its best efforts to mitigate any damages that it might suffer.

     Accuracy of Information: This letter has been issued in reliance upon the accuracy of all information furnished to Lender by or on behalf of Applicant.

     Termination of Commitment under Certain Circumstances: In the event that any law or regulation affecting Lender's entering into the secured financing transaction contemplated hereby shall impose upon Lender any material obligation, fee, liability, loss, costs, expense or damage which is not contemplated by this letter, the proposal evidenced by this letter may be terminated by Lender.

     Confidential: This letter is delivered to you on the condition that neither it nor its substance shall be disclosed to any third party except those who are in a confidential relationship to you or where required by law. No disclosure may be made to any other financial institution.

     Subject to Due Diligence: The terms of this commitment for financing is expressly made subject to the results of Lender's due diligence and the written approval of Lender's internal credit authorities. This letter is a commitment, a contract, or an offer to enter into a contract and should deem to obligate Lender when and only when, the completion of the acceptable due diligence has been completed by lender and or his agents, which includes and is not limited to inventory evaluation, receipt and acceptance of accounts payable law suits, term agreements to retire old accounts payable or debts, in any manner whatsoever, receipt of borrower's letter of interest and approval to proceed with venture capital company and any such other matters as Lender may elect.

     Expiration: This commitment is available to you for acknowledgement only through our close of business on June 20, 1998. Please confirm your request to proceed by signing copy of this letter, where indicated, and return to my attention, along with your check for $2,500 to the order of Lender at which point we will proceed to complete our due diligence. If we do not hear from you within 4 days, this commitment shall be considered withdrawn.

     Modification of Commitment: The terms of this proposal may be modified only in writing by a letter signed by the Lender.

We appreciate the opportunity to structure a financing package to meet your needs, and we sincerely look forward to working with you.
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Sincerely,


/s/ Robert Weisberg

Robert Weisberg
President

The above proposal has been reviewed and we wish to further pursue the consideration of a credit facility by ALCO Financial Services, LLC. We understand that the above proposal sets forth some, but not all, of the terms and conditions under which ALCO Financial Services, LLC will consider the granting of a credit extension.

("Applicant")

ChatCom, Inc.


By:        /s/ Gordon L. Almquist  CFO            Date:       6/18/98
   ----------------------------------------------      -------------------------

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                           Summary of Standard Terms

     Eligible Invoices --     Eligible invoices are generally defined as
                              follows. Exceptions to these guidelines may be
                              negotiated on a case-by-case basis:
     .    Less than 75 days from the invoice date.
     . Due from a customer that, in AFS's judgment, is creditworthy, up to the credit limit established by AFS.
     . Resulting from the shipment of a product or completion of a service and not subject to counter-claim or offset (progress billings, guaranteed sales, and "bill and hold" sales are ineligible).
     .    Due from a customer based in the USA
     . Due from a customer that is not a government entity or unless approved by lender and or customer who have had prior favorable payment history with company, including exiting Canadian government entity.
     . Invoices from a single customer that comprise less than 20% of all invoices.
     .    Invoices from a customer of which less than 25% are over 75 days old.
     . Each invoice must be accompanied by its underlying purchase order issued to "ChatCom, Inc."

     Eligible Inventory --    Eligible inventory must consist of, in Lender's
                              sole discretion, re-marketable chattel in good, salable condition which are owned free and clear of any security interests of liens except Lender's perfected security interest.

     Security -- AFS requires a perfected security interest in all assets and a first priority UCC-1 filing on accounts receivable and inventory. Subject to exceptions noted in the commitment letter.

     Guaranties -- AFS ordinarily obtains Validity (Anti-Fraud) Guaranties of senior executives.

     Operational Mechanics -- Copies of all invoices, together with proof of delivery and/or acceptance of product or service, are submitted to AFS as generated. Each invoice will bear instructions to customers to mail payment to a lock ox (PO Box) controlled by AFS.

          Loan advances are tracked against specific eligible invoices that have been identified for financing. New invoices are usually verified prior to funding.

          Receipts to the lock ox are accounted for daily. AFS repays its advances, deducts its financing fees and remits any funds remaining together with payments received on non-financed invoices. Financed invoices that become ineligible, for any reason, are immediately "charged back" or repaid, together with the financing fees, out of available funds (including funds advanced against un-financed but eligible invoices).

     Examination -- An on-site examination of accounting records is required prior to AFS Credit Committee approval. Periodic examinations may be performed by AFS while the credit facility is in place.

     Ongoing Information -- The following information is to be periodically provided to AFS:

          .    Accounts Receivable Aging -- monthly
                    (by the 5th day of following month).
          .    Business Financial Statements -- monthly
                    (by the 20th day of following month).
          .    Accounts Payable Aging -- monthly


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                               (by 5th day of following month).
          .  Bank Statements - monthly
                               (by 5th day following receipt).
          .  Payroll Tax Deposit Reports - quarterly
                               (by 20th day of the following month).
          .  Business Tax Returns - annually
                               (within 20 days after filing).

     Reports from AFS- AFS generates and communicates reports daily, weekly and monthly. Daily reports are prepared whenever a transaction occurs that affects your loan balance or that results in a transfer of funds. Weekly, we send you an aging and a delinquent invoice listing. Monthly, you will receive a billing summary showing transactions for the month. Additionally, statements of unused loan availability are prepared regularly and as needed.